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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                   FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the
 Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number 001-13413

                           EQUALITY BANCORP, INC.
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           (Exact name of registrant as specified in its charter)

        9920 Watson Road, St. Louis, Missouri 63126; (314) 965-7090
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  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $0.01 par value
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          (Title of each class of securities covered by this Form)

                                    None
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         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]             Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)       [ ]             Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)       [ ]             Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)        [X]


                                      1
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      (Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Equality Bancorp, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                   ALLEGIANT BANCORP, INC., as successor by merger to EQUALITY BANCORP, INC.



DATE: November 17, 2000            By: /s/ Thomas A. Daiber
                                      ________________________________________
                                      Thomas A. Daiber, Senior Vice President